UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2024

Vintage Wine Estates, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-40016	87-1005902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 Concourse Boulevard
Santa Rosa, California		95403
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 289-9463

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value per share	VWE	The Nasdaq Stock Market LLC
Warrants to purchase common stock	VWEWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on February 28, 2024, Vintage Wine Estates, Inc., a Nevada corporation (the “Company”), its wholly owned subsidiary Vintage Wine Estates, Inc., a California corporation ("Borrower Agent"), certain other subsidiaries of the Borrower Agent (together with the Borrower Agent, collectively, the “Borrowers”), the lenders party thereto (the “Lenders”), and BMO Bank N.A., as administrative agent and collateral agent (the “Agent”), entered into a Forbearance Agreement (the “Original Forbearance Agreement”) with respect to the Second Amended and Restated Loan and Security Agreement, dated of December 13, 2022 (as amended from time to time, the “Loan Agreement”), by and among the Company, the Borrowers, the lenders party thereto and the Agent.

On April 2, 2024, the Company, the Borrowers, the Lenders and the Agent amended and restated the Forbearance Agreement (the “Amended Forbearance Agreement”). The Amended Forbearance Agreement, effective as of March 31, 2024, amends the Original Forbearance Agreement to, among other things, (a) extend the period during which the Agent and the Lenders have agreed to forbear from enforcing their respective rights and remedies in respect of certain events of default under the Loan Agreement, subject to the terms and conditions therein, to May 15, 2024 (the "Forbearance Period"), (b) extend the deadline by which the Borrowers shall make a $10 million mandatory prepayment of the term loan to May 15, 2024 and (c) increase the applicable margin on the outstanding term loan, equipment loan, capital expenditure loans and delayed draw term loans during the Forbearance Period by 100 basis points.

In connection with the extension of the Forbearance Period under the Amended Forbearance Agreement, the Company and the Borrowers also agreed to pay certain fees to the Agent, including a one-time payment to the Agent for the benefit of the Consenting Lenders (as defined in the Amended Forbearance Agreement) equal to 10 basis points on the Consenting Lenders' outstanding loans and commitments.

The foregoing description of the Amended Forbearance Agreement in this Current Report on Form 8-K (this “Current Report”) is only a summary and is qualified in its entirety by reference to the full text of the Amended Forbearance Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2024, the Board of Directors (the “Board”) of the Company appointed Steven Strom as an independent director to the Board, to serve until the next annual election of directors by the Company’s stockholders and until his successor is duly elected and qualified or until his earlier death, disability, resignation, disqualification or removal. Mr. Strom was appointed as a Romney Nominee director pursuant to the Investor Rights Agreement dated as of June 7, 2021, by and among the Company, Bespoke Sponsor Capital LP, Patrick A. Roney (in his capacity as the Roney Representative, as defined therein) and the other stockholders party thereto.

Also effective March 28, 2024, Mr. Strom was appointed as the chair of the Board’s finance committee. For his service as a director and chair of the finance committee, Mr. Strom will receive $25,000 per month, payable in advance at the beginning of each month of service and prorated for any partial month’s service. Additionally, Mr. Strom will be reimbursed by the Company for all travel expenses reasonably incurred by him in the proper performance of his obligations as a non-employee director, in accordance with Company procedures. Mr. Strom will be entitled to indemnification and director and officer insurance coverage to the same extent as each other director serving on the Board.

Except as set forth herein, Mr. Strom was not selected to serve on the Board under any arrangement or understanding between him and any other person. The Company is not aware of any transactions with Mr. Strom that would require disclosure under Item 404(a) of Regulation S-K.

On April 3, 2024, the Company issued a press release announcing the appointment of Mr. Strom to the Board. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On April 3, 2024, the Company issued a press release announcing the Amended Forbearance Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information set forth, or referred to, in this Item 7.01, including Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Exchange Act or the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amended and Restated Forbearance Agreement, dated April 2, 2024, by and among the Borrowers, the Administrative Agent, each of the Lenders party thereto, and each of the holders party thereto
99.1	Amended Forbearance Agreement Press Release dated April 3, 2024
99.2	Appointment of Steven Strom Press Release dated April 3, 2024
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vintage Wine Estates, Inc.

Date:	April 3, 2024	By:	/s/ Kristina Johnston
Chief Financial Officer